Exhibit 10.2

CH2M HILL Companies, Ltd.
Amended and Restated Long Term Incentive Plan

ARTICLE I
INTRODUCTION

1.1

Establishment.  CH2M HILL Companies, Ltd., a Delaware corporation, hereby amends and restates the CH2M HILL Companies, Ltd. Long Term Incentive Plan (LTIP) effective February 20, 2017 to award incentive compensation to eligible Participants. This Plan amends, restates, and supersedes the CH2M HILL Companies, Ltd. Amended and Restated Long Term Incentive Plan dated February 11, 2016 and applies to Awards granted on or after February 20, 2017.  Awards granted prior to February 20, 2017 shall remain subject to the terms of the LTIP as in effect at the time of grant.

1.2	Purposes. The purposes of the Plan are to:

●Reward a limited group of executives and senior leaders for the creation of value in the organization through the achievement of financial and/or strategic goals, and/or

●Provide financial incentives to Plan Participants to incentivize their contribution to the annual and long-term financial performance of the Company, thereby increasing shareholder value.

ARTICLE II
DEFINITIONS

2.1

Affiliate means any entity controlling, controlled by or under common control with the Company or any entity of which the Company directly or indirectly owns at least 20% of the equity and whose employees, directors, officers or consultants are selected by either the Committee or the Board to participate in the Plan.

2.2	Award means a grant of Stock Instruments and/or cash under the Plan.

2.3	Board means the Board of Directors of the Company.

2.4

Cause means unless otherwise provided in a Grant Notice, (a) “Cause” as defined in any individual employment agreement to which the applicable Participant and the Plan Sponsor are parties, or (b) if there is no such individual employment agreement or if it does not define Cause:  (i) commission of (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Plan Sponsor or an Affiliate or that legally prohibits the Participant from working for the Plan Sponsor or any Affiliate; (ii) breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s duties to the Plan Sponsor and the Affiliates; (iii) dishonesty in the course of fulfilling the Participant’s employment duties; (iv) any material breach by the Participant of any provision of any agreement or understanding between the Plan Sponsor or an Affiliate and the Participant regarding the terms of the Participant’s service as an employee or other service provider of the Plan Sponsor or an Affiliate, including the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an employee or other service provider of the Plan Sponsor or an Affiliate, other than as a result of having a Disability, or a breach of any applicable invention assignment, confidentiality or other restrictive covenant agreement or similar agreement between the Plan Sponsor or an Affiliate and the Participant; or (iv) any other misconduct by the Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Plan Sponsor or an Affiliate.

2.5	CEO means Chief Executive Officer of CH2M HILL Companies, Ltd.

2.6	Change in Control. For purposes of the Plan, a Change in Control will occur if any one of the following events occurs:

a.

Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value of Company stock.  However, if any one person or more than one person acting as a group, owns more than 50% of the total fair market value of Company stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company).

b.	There is a change in the effective control of the Company. A change in the effective control of the Company occurs on the date that either:

i.

Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company that represents 30% or more of the total voting power of Company stock; or

ii.

a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

c.	Any one person, or more than one person acting as a group, acquires ownership of all or substantially all of the assets of CH2M HILL Companies, Ltd.

d.	The stockholders of the Company approve a plan of liquidation or dissolution of CH2M HILL Companies, Ltd. and such transaction is consummated.

For purposes of this definition “persons acting as a group” shall have the following meaning:  Persons will not be considered to be acting as a group solely because they purchased stock of the Company at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

For the avoidance of doubt, this Section shall be interpreted in accordance with Treasury guidance for the definition of  “change in the ownership of a corporation” and “change in the effective control of a corporation” under Section 409A of the Code.

2.7	Code means the Internal Revenue Code of 1986, as amended from time to time.

2.8	Committee means a committee established under Article V of the Plan.

2.9	Company means the Plan Sponsor.

2.10	Disability means a disability of the Employee pursuant to which the Employee is entitled to disability benefits from the long-term disability program of the Company or an Affiliate.

2.11	Employee means an individual who is employed by the Company or an Affiliate.

2.12	Effective Date means the effective date of the Plan, which is February 20, 2017.

2.13

 Good Reason means, without the Participant’s consent following a Change in Control: (a) a material reduction in the position or responsibilities of the Participant; (b) a material reduction in the Participant’s base salary; or (c) a relocation of the Participant’s primary assigned work location to a distance of more than fifty (50) miles from its location as of the date of a Change in Control.

2.14

 Grant Notice means the notice delivered from the Company to the Participant (including via a third party vendor utilized by the Company to facilitate such grant notification) which sets forth the terms and conditions of the Participant’s Award for a Program Period.

2.15	Internal Market means the limited internal market maintained by the Company for the purchase and sale of its common stock.

2.16	Participant means an Employee designated to be eligible to receive an Award under the Plan as provided in Article III.

2.17

 Performance-Based Compensation means compensation under an Award that is intended to satisfy the requirements of Section 162(m) of the Code for “performance-based compensation” paid to a participant who is deemed a “covered employee” within the meaning of Code § 162(m)(3).  Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for “performance-based compensation” under Code § 162(m) does not constitute performance-based compensation for other purposes, including for purposes of Code Section 409A.

2.18	Plan or LTIP means the CH2M HILL Companies, Ltd. Long Term Incentive Plan.

2.19	Plan Sponsor means CH2M HILL Companies, Ltd.

2.20	Program means each three-year LTIP cycle.

2.21	Program Period means a period beginning on January 1st of the Program year and completing 36 months thereafter (ex. January 1, 2017 through December 31, 2019).

2.22

 Retirement means the termination of employment by the Participant on or after age 55, other than an involuntary termination for Cause, if the sum of the Participant’s age and years of service equals 65 or more.

2.23	RSU means a right to receive a share of Stock in the future upon satisfaction of the applicable vesting conditions. RSUs constitute Stock Instruments hereunder.

2.24	Stock or Stock Instruments means Company stock or stock equivalents granted under the Plan.

2.25	Target Award means the target award amount established under the Plan for Participants.

ARTICLE III
PARTICIPATION

The Committee, in its sole discretion and except as otherwise delegated pursuant to Sections 5.3 and 5.4 below, shall designate the Employees who may participate in the Plan for any Program Period from among the Employees of the Company or an Affiliate.   Participation in the Plan will be on a Program Period by Program Period basis, and participation in a Program Period will not, in and of itself, entitle an Employee to participate in any other Program Period.  The Committee shall provide each Participant with a Grant Notice reflecting the additional terms and conditions applicable to the Participant’s Award.

ARTICLE IV
LTIP AWARDS

4.1

Target Awards and Performance Goals.  Within 90 days of the beginning of each Program Period, as required by the Code, the Committee (or the CEO as authorized pursuant to Sections 5.3 and 5.4 below) in its sole discretion shall establish the Target Award for each Participant and the performance goals for the Program Period and notify participants in writing. The performance required to achieve a payout at target (100% of target), as well as the minimum and maximum payouts and any interim performance goals, will be determined by the Committee. Performance goals for a Participant who is a “covered employee” within the meaning of Code § 162(m)(3) that are intended to be Performance-Based Compensation must be approved by Company shareholders in accordance with the procedures set forth in Section 162(m) of the Code.

4.2

Award Determination Process.  As soon as practicable after the end of each Program Period, and promptly following each interim performance period, the Committee shall compare actual performance during the Program Period to the performance goals for the Program Period and determine the payout percentage.  The actual aggregate payout value of the Award will be the Target Award adjusted up or down according to the payout percentage, and may be further adjusted based on individual Participant performance, or such other reason as determined in accordance with this Section 4.2. All determinations made related to attainment of performance goals shall be made in the sole discretion of the Committee, and shall be final and binding on all Participants. Unless otherwise determined by the Committee in its sole discretion, Award provisions shall not be modified or amended if the modification or amendment would cause compensation payable pursuant to such Award to fail to constitute qualified performance-based compensation under Code § 162(m).

All payments for a Program Period are totally discretionary.  The Committee (or the CEO under any delegation of authority made pursuant to Sections 5.3 and 5.4 below) may, for any reason (including, but not limited to, if the individual Participant’s actions during the Program Period, directly or indirectly, resulted in a significant negative impact to the Company and/or the advancement of the Company’s strategic objectives, and/or resulted in a violation of Company policy(ies), ethical breaches, misconduct, negligence and/or poor job performance), choose to pay an Award to any Participant that is less than the amount that would be paid based on actual achievement of the performance goals for the Program Period, including an actual payout of $0 to such Participant; provided that this authority shall not apply in connection with or following a Change in Control.  If an eligible Employee becomes a Participant in the Plan after the Program Period has begun, the Participant’s Award will be prorated accordingly.  In addition, Awards will be prorated for a Participant who converts to or from a part-time or flex employment status during a Program Period.

4.3

Minimum and Maximum Award Payout.  The minimum Award payout for any Program Period shall be $0. The maximum Award payout for each Participant for any LTIP Program Period, shall generally not exceed 200% (2 times) of the Target Award as determined by the Committee (or the CEO under any delegation of authority made pursuant to Sections 5.3 and 5.4 below) based on performance, but will be within the discretion of the Committee to determine subject to Section 4.4 with respect to compliance with the requirements of Code § 162(m). Notwithstanding the above, the maximum award payout for any Participant for any Program Period shall not exceed $10,000,000 for any Program Period and may be adjusted to a lesser amount at the discretion of the Committee.

4.4

Code § 162(m) Compliance.  The Company intends that the Awards to Participants who are deemed “covered employees” within the meaning of Code § 162(m)(3) will satisfy the performance-based compensation requirements of Code § 162(m) so that the Company may deduct any compensation paid under the Plan for federal income tax purposes without limitation.  If any provision of this Plan or any Award would otherwise conflict with such intent, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict.  To the extent any amount payable hereunder is intended to constitute Performance-Based Compensation, such payment shall not be made unless the Committee has certified the achievement of the applicable performance goals.

4.5

Payouts of LTIP Awards.  The achievement of performance goals will be evaluated for each calendar year during a Program Period.  For the first and second years of a Program Period, a portion of the Award shall be determined and convert to time-vesting RSUs or such other consideration as determined by the Committee.  Following the end of the Program Period, the final amount of the earned Award shall be determined and converted to time-vesting RSUs or such other consideration as determined by the Committee.  Notwithstanding any other provision of the Plan to the contrary, no portion of an Award shall convert to RSUs or other consideration following a Participant’s termination of employment for any reason, and no payment shall be made with respect thereto, unless determined otherwise by the Committee in its sole discretion.  Except as provided in Article VI or Article VII or as otherwise determined by the Committee in its sole discretion, a Participant must be employed by the Company or an Affiliate as of the applicable vesting date of the RSUs or other consideration to receive a payment with respect thereto, and any RSUs shall be settled in shares of Stock (or, if determined by the Committee in its sole discretion, cash equal to the fair market value of the shares) or other consideration promptly following the applicable vesting date, and in all events no later than two and one-half months following the applicable vesting date.  Notwithstanding any other provision hereof, to the extent an Award payout would result in a Participant exceeding any ownership limits under the Company’s Articles of Incorporation and/or Bylaws, the Award shall be paid out in cash.

4.6	Non-Transferability of Awards. No Award shall be assignable or transferable.
4.7

Restrictions on Transfers of Instruments.   All Stock Instruments transferred to a Participant in accordance with the Plan will be subject to the terms, conditions, and restrictions on Company Stock set forth in the Company’s Articles of Incorporation and Bylaws, as amended from time to time, and its filings with the U.S. Securities and Exchange Commission, including: (a) restrictions that grant the Company the right (but not the obligation) to repurchase shares upon termination of the shareholder’s affiliation with the Company; (b) restrictions that grant the Company a right of first refusal if the shareholder wishes to sell shares other than in the Internal Market; (c) restrictions that require the approval of the Company for any other sale of shares; and (d) the rules of the Company’s Internal Market, including but not limited to proration.

4.8

Withholding Requirement.  All Awards are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the Participants. If Company stock is awarded, a Participant will receive shares net of his or her tax withholding obligation if not enough cash is awarded to cover taxes.  The foregoing notwithstanding, the Committee may, in its sole discretion, permit a Participant to satisfy his or her tax withholding obligations by other means.

ARTICLE V
PLAN ADMINISTRATION

5.1

Committee.  Except as otherwise set forth in this Plan, the Plan shall be administered by the Compensation Committee appointed by and serving at the pleasure of the Board.  The composition of the Committee shall consist of those members as described in the Charter of the Committee, as may be amended from time to time (the “Charter”).

5.2	Committee Meetings and Actions. The Committee shall hold meetings and have the authority to take such action as determined in the Charter.
5.3

Powers of Committee.  The Committee shall, in its sole discretion, select the Participants from among the Employees, select the performance goals for each Program Period, establish Target Awards for Participants for each Program Period, determine the time at which Awards are to be paid, determine actual performance against the established performance goals for purposes of Award payout calculations, and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee may, for any reason, choose to pay an Award to any Participant that is less than the amount that would be paid based on actual achievement of the performance goals for the Program Period, including an actual payout of $0 to such Participant. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all Awards granted under the Plan. The Committee shall determine the form of notice that shall evidence the particular provisions, terms, and conditions. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan, as it may deem proper and in the best interests of the Company.

The Committee may from time to time delegate its responsibilities as it determines is necessary, in its sole discretion.  The Committee may correct any defect, supply any omission, and reconcile any inconsistency in the Plan.  No member of the Committee shall be liable for any action or determination made in good faith.  The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

The Committee shall approve participation, Target Awards, and any Award payout amounts for any Section 16 officers under the securities laws.

5.4

Delegation of Authority.  Pursuant to Section 5.3, the Committee delegates to the CEO the authority to select those Employees (other than Section 16 officers under the securities laws and any key executives as determined by the Committee) who shall participate in the Plan from time to time, and to establish the eligibility criteria and Target Awards for Employees participating in the Plan (other than Section 16 officers under the securities laws and any key executives as determined by the Committee).  The CEO may, for any reason, choose to pay an Award to any Participant (other than Section 16 officers under the securities laws and any key executives as determined by the Committee) that is less than the amount that would be paid based on actual achievement of the performance goals for the Program Period, including an actual payout of $0 to such Participant, provided however that such authority may only be exercised by the CEO after the Committee has determined actual performance against the established performance goals for purposes of meeting Plan criteria for the payout of Plan Awards and has determined the payout percentage under the Plan.    The CEO shall inform the Committee of any such decisions at the next regularly scheduled Committee meeting.

Day-to-day administration of the Plan shall be performed by employees of the Company.

5.5

Interpretation of Plan.  The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Stock Instruments which may be or have been granted pursuant to the Plan.

5.6	Limitation of Liability and Indemnification.
a.	No member of the Committee or of the Board, nor the CEO, shall be liable for any action or determination made in good faith.
b.

Each person who is or shall have been a member of the Committee or of the Board, and the CEO, shall be indemnified and held harmless by the Plan Sponsor against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him or her, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf.

ARTICLE VI
CHANGE IN CONTROL

6.1

Pre-2017 Grants.  All outstanding Awards granted prior to February 20, 2017 shall become immediately payable in full at target and in cash upon the occurrence of a Change in Control event, except as otherwise may be provided in an individual agreement with a Participant (e.g., a Change of Control Agreement).

6.2

Later Grants.  Unless the Committee determines otherwise in its sole discretion, and except as otherwise may be provided in an individual agreement with a Participant (e.g., a Change of Control Agreement), the following rules shall govern the treatment of Awards granted on or after February 20, 2017 upon the occurrence of a Change in Control Event:

a.

To the extent the Award is not continued, assumed or substituted by the successor employer of the Participant or an Affiliate, (i) the RSUs or other consideration granted with respect to calendar years ending upon or prior to the date of the Change in Control shall fully vest, and (ii) the portion of the Award that relates to calendar years ending after the date of the Change in Control shall be converted into fully-vested RSUs  or other fully-vested consideration immediately prior to the consummation of the Change in Control based on assumed achievement of the applicable performance goals at the target level of performance.  All the vested RSUs or other consideration described herein shall be settled in the form of cash or Stock Instruments promptly following the Change in Control.

b.

To the extent the Award is continued, assumed or substituted by the successor employer of the Participant or an Affiliate, (i) the RSUs  or other consideration granted with respect to calendar years ending upon or prior to the date of the Change in Control shall remain outstanding in accordance with their terms, and (ii) the portion of the Award that relates to calendar years ending after the date of the Change in Control shall be converted into RSUs  or other consideration immediately prior to the consummation of the Change in Control based on assumed achievement of the applicable performance goals at the target level of performance that vest in such manner as determined by the Committee.  Notwithstanding the foregoing, if the Participant’s employment is terminated without Cause or by the Participant for Good Reason, in either case during the two (2)-year period following the Change in Control, all then-outstanding RSUs or other consideration described in this Section 6.2(b) shall be 100% vested.  All RSUs or other consideration described in this Section 6.2(b) shall be settled in the form of cash or Stock Instruments promptly following the applicable vesting date.

For purposes of this Section 6.2, Awards shall be considered “assumed” if, following the Change in Control, the Award confers the right to receive, for each share of Stock subject to the Award immediately prior to the Change in Control, (i) the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Stock for each share held on the effective date of the Change in Control, or (ii) common stock of the successor to the Company of substantially equivalent economic value to the consideration received in the Change in Control by holders of Stock for each share held on the effective date of the Change in Control (as determined by the Committee in its discretion). The Award will be considered “substituted for” if the successor or acquiror replaces the Award with equity awards of substantially equivalent economic value measured as of the date the Change in Control occurs (as determined by the Committee in its discretion).

6.3

Section 409A.  In all events, any action under this Article VI shall comply with the applicable requirements of Section 409A of the Code (such that, for the avoidance of doubt, no action shall be taken by the Committee pursuant to this Article VI that would violate the requirements of Section 409A of the Code).

ARTICLE VII
TERMINATION OF EMPLOYMENT

7.1

General Rule.  Except as provided in Article VI, upon the Participant’s termination of employment or other service for any reason, all outstanding Awards (including, without limitation, any RSUs or other consideration issued with respect to completed calendar years in a Program Period) shall be forfeited unless determined otherwise by the Committee in its sole discretion.

7.2

Retirement.  If a Participant terminates his or her employment with the Company and its Affiliates due to Retirement, any RSUs other consideration issued for calendar years ending prior to the date of such Retirement shall, subject to the Participant’s continued compliance with any covenants in the Grant Notice, continue to vest and be paid out at the times specified in Section 4.5 as if the Participant had remained actively employed by the Company or an Affiliate.  For the avoidance of doubt, any portion of the Award relating to calendar years ending after the date of termination shall be forfeited and no payments shall be made with respect thereto.  Under this Section 7.2, continued eligibility to vest and be paid out at the times specified in Section 4.5 is conditioned on the Participant remaining retired from the Company and not competing against the Company as such is defined in the Grant Notice.

7.3

Death/Disability.  If a Participant’s employment with the Company and its Affiliates terminates due to the Participant’s death or Disability, any RSUs or other consideration issued for calendar years ending prior to the date of such termination shall vest and shall be settled in Shares (or, if determined by the Committee in its sole discretion, cash equal to the fair market value of the Shares) as reasonably practicable thereafter and delivered to the Participant (and in all events no later than two and one-half months following the date of termination).  For the avoidance of doubt, any portion of the Award relating to calendar years ending after the date of termination shall be forfeited and no payments shall be made with respect thereto.

ARTICLE VIII
REQUIREMENTS OF LAW

8.1	Requirements of Law. All Awards pursuant to the Plan shall be subject to all applicable laws, rules and regulations.
8.2	Governing Law. The Plan and all agreements under the Plan shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America.

ARTICLE IX
CLAWBACK

This Plan incorporates by reference the Company’s clawback policy, and any Participant’s participation in this Plan is subject to such clawback policy as in effect from time-to-time.

ARTICLE X
AMENDMENT, MODIFICATION AND TERMINATION

The Committee may amend or modify any provision of the Plan at any time, and may suspend the granting of Awards under the Plan.  The Board may terminate the Plan at any time.

The Committee may determine that any Awards granted under the Plan shall be subject to additional and/or modified terms and conditions, and the terms of the Award shall be adjusted accordingly, as may be necessary to comply with or take account of any securities, exchange control, taxation laws, regulations or practice of any territory which may have application to the relevant Participant.

ARTICLE XI
MISCELLANEOUS

11.1

 Gender and Number.  Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

11.2

 No Right to Continued Employment.  Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of the Participant’s employment by, or consulting relationship with, the Company or an Affiliate, or interfere in any way with the right of the Company or an Affiliate, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an award.  Any Participant who leaves the employment of the Company or an Affiliate shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under this Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

11.3

 Section 409A.  This Plan and all Awards hereunder shall, to the extent Section 409A of the Code applies, be interpreted and applied in accordance with the requirements of Section 409A of the Code.  For the avoidance of doubt, if a Participant is a “specified employee” (as determined pursuant to Section 409A of the Code), any payments hereunder shall be delayed until six months following the Participant’s separation from service to the extent required by Section 409A of the Code, and “termination of employment” shall mean “separation from service” to the extent required by Section 409A of the Code.